SUBSIDIARIES OF EQUITEX, INC.

Name of Subsidiary              State of Incorporation
------------------              ----------------------
nMortgage, Inc.                 Delaware
First TeleServices Corp.        Delaware
Triumph Sports Group, Inc.      Delaware
VP Sports, Inc.                 Delaware